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                                                                    Exhibit h(4)

                         SHAREHOLDER SERVICING AGREEMENT

      THIS SHAREHOLDER SERVICING AGREEMENT, dated as of June 15, 2005 (this "Servicing Agreement"), by and between: (i) CRM Mutual Fund Trust, a Delaware business trust (the "Trust"), on behalf of its Portfolios, CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund, and CRM Large Cap Value Fund, and such other Portfolios of the Trust as may from time to time join this Servicing Agreement (the "Funds"), and (ii) Cramer Rosenthal McGlynn, LLC (the "Service Provider");

                              W I T N E S S E T H:

      WHEREAS, the Trust has adopted a Shareholder Service Plan (the "Plan") with respect to Investor Shares ("Shares") of each Fund; and

      WHEREAS, the Service Provider wishes to maintain, and provide certain administrative and servicing functions in relation to, the accounts of shareholders of the Shares (the "Customers"), either directly or indirectly through arrangements with other investment advisers, financial institutions and other persons (each, a "Third Party Service Providers"); and

      WHEREAS, this Servicing Agreement has been approved by the Board of Trustees of the Trust, and by the Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the Plan or any agreement related thereto (the "Independent Trustees"); and

      WHEREAS, it is in the interest of the Trust to make the services of the Service Provider available to Customers who are or may become shareholders of the Trust;

      NOW, THEREFORE, the Trust, on behalf of the Funds, and the Service Provider hereby agree as follows:

SECTION 1. GENERAL.

      (a) TERM. This Servicing Agreement shall continue from the date hereof for a period of more than one year only so long as such continuation is specifically approved at least annually by the Board of Trustees of the Trust and the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. This Servicing Agreement may be terminated at any time in accordance with Section 6.

      (b) NON-EXCLUSIVE RELATIONSHIP. The arrangements under this Servicing Agreement are non-exclusive. Without limiting the generality of the foregoing,
(a) the Trust may from time to time in its discretion enter into other shareholder servicing agreements with, and arrange for shareholder services for Fund shareholders to be provided by, other investment advisers, financial institutions and other persons, and (b) the Service Provider may from time to time in its discretion enter into shareholder servicing agreements with, and provide shareholder servicing in relation to, other mutual funds.

      (c) NATURE OF RELATIONSHIP. The Trust and the Service Provider are independent contractors under this Servicing Agreement. This Servicing Agreement does not establish any employment, partnership, agency, or fiduciary relationship between the Trust and the Service Provider.

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                                                                    Exhibit h(4)

      (d) RIGHTS OF TRUST IN RELATION TO SHARE OFFERING. Nothing in this Servicing Agreement shall limit the rights of the Trust, in its sole discretion, subject to applicable law and without notice, to terminate, suspend, or withdraw the offer and sale of Shares or to amend or modify the terms of any such offering.

SECTION 2. SERVICE TO BE PERFORMED; DELEGATION

      (a) SERVICING ACTIVITIES. The Service Provider shall maintain, and provide administrative and servicing functions in relation to, the accounts of Customers (the "Servicing Activities"), which shall, except as the parties may otherwise agree from time to time, include without limitation:

      (i) answering Customer inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of the Shares may be effected, the proxy voting policies and record of the Trust, and other matters pertaining to the Funds;

      (ii) assisting Customers in designating and changing dividend options, account designations and addresses;

      (iii) establishing and maintaining certain shareholder accounts and records, as may reasonably be requested from time to time by the Trust;

      (iv) assisting in processing Share purchase, exchange, and redemption transactions;

      (v) arranging for the wiring of funds relating to transactions in Shares;

      (vi) transmitting and receiving funds in connection with Customer orders to purchase, exchange, or redeem Shares;

      (vii) verifying and guaranteeing Customer signatures in connection with redemption orders, transfers among and changes in Customer-designated accounts;

      (viii) providing periodic statements showing a Customer's account balances and, to the extent practicable, integration of such information with information concerning other client transactions otherwise effected with or through the Service Provider;

      (ix) furnishing on behalf of the Trust's distributor (either separately or on an integrated basis with other reports sent to a Customer by the Service Provider) periodic statements and confirmations of all purchases, exchanges, and redemptions of Shares in a Customer's account required by applicable federal or state law, all such confirmations and statements to conform to Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and other applicable legal requirements;

      (x) transmitting proxy statements, annual reports, updating prospectuses, and other communications from the Trust to Customers;

      (xi) receiving, tabulating, and transmitting to the Trust proxies executed by Customers with respect to annual and special meetings of shareholders of the Trust;

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                                                                    Exhibit h(4)

      (xii) providing reports (at least monthly, but more frequently if so requested by the Trust's distributor) containing state-by-state listings of the principal residences of the beneficial owners of the Shares;

      (xiii) completing all customer identification procedures in relation to the Customers under the Trust's anti-money laundering program and taking all appropriate action in relation to Customers under anti-money laundering requirements, including closing Customer accounts, notifying appropriate authorities of money laundering concerns and deferring payments of redemption proceeds while money laundering concerns are investigated;

      (xiv) providing to Customers who are individuals all privacy notices and other communications required under Regulation S-P, which shall be given on the basis that any such Customer is a "customer" as defined in Rule 3(j) of Regulation S-P of the Service Provider rather than of the Trust; and

      (xv) providing such other related services as the Trust or a Customer may reasonably request.

      (b) FACILITIES AND PERSONNEL. The Service Provider shall provide at its own expense and risk all personnel and facilities necessary or appropriate for the Service Provider to perform the functions described in Section 2(a).

      (c) STANDARD OF SERVICES. All services to be rendered by the Service Provider hereunder shall be performed in a professional, competent, and timely manner. The details of the operating standards and procedures to be followed by the Service Provider in performance of the services described above shall be determined from time to time by agreement between the Service Provider and the Trust.

      (d) DELEGATION TO THIRD PARTY SERVICE PROVIDERS. Notwithstanding anything to the contrary in this Servicing Agreement, the Service Provide may delegate its duties under this Servicing Agreement, including its duty to provide the Servicing Activities, to a Third Party Service Provider, provided that the Service Provider shall (i) remain fully responsible for the performance of all duties under this Servicing Agreement and (ii) supervise the activities of each Third Party Service Provider.

SECTION 3. FEES.

      (a) SERVICING FEES. In consideration for Servicing Activities, the Service Provider shall receive an annual servicing fee (a "Servicing Fee") to be to be paid quarterly in arrears as determined by agreement between the Trust and the Service Provider, provided that in no event shall the Servicing Fee exceed 0.25% per annum of the average daily net assets of the Shares of a Fund with which the Service Provider maintains a service relationship or (ii) any applicable limits imposed by law. For purposes of determining the fees payable to the Service Provider hereunder, the value of the Trust's net assets shall be computed in the manner specified in the Trust's then-current prospectus for computation of the net asset value of the Trust's Shares. The above fees constitute all fees to be paid to the Service Provider by the Trust with respect to the transactions contemplated hereby.

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                                                                    Exhibit h(4)

      (b) ADDITIONAL FEES IMPOSED BY THIRD PARTY SERVICE PROVIDERS. In the event of a delegation to a Third Party Service Provider pursuant to Section 2(d), the Service Provider may permit a Third Party Service Provider to, in compliance with applicable law, impose certain conditions and fees on Customers that hold Shares through such Third Party Service Provider in addition to or different from those imposed by the Trust on Fund shareholders generally, provided that any such conditions and fees are (i) disclosed by the Third Party Service Provider to its customers, and (ii) authorized by its customers.

SECTION 4. REPORTS OF SERVICE PROVIDER ON EXPENDITURES.

The Service Provider shall supply to the Board of Trustees of the Trust promptly after the end of each calendar quarter, and the Board shall review, a written report in reasonable detail of the amounts expended by the Service Provider pursuant to this Servicing Agreement, including any payments made to any Third Party Service Provider, and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to the Trust and shall supply all information necessary for the Trust to discharge its responsibilities under applicable laws and regulations

SECTION 5. RECORD KEEPING.

The Service Provider shall maintain records concerning its performances under this Servicing Agreement and Customer transactions in Shares in a form reasonably acceptable to the Trust and in compliance with applicable legal requirements, including the record-keeping requirements of Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder. Such records shall be the property of the Trust and will be made available, at the Trust's request, for inspection and use by the Trust, representatives of the Trust, and any of their respective delegees. The record-keeping obligations imposed in this Section 5 shall survive the termination of this Servicing Agreement for a period of six years.

SECTION 6. TERMINATION.

      (a) TERMINATION BY THE TRUST. This Servicing Agreement may be terminated by the Trust either generally or with respect to Shares of any Fund without the payment of any penalty, at any time upon not more than 60 days' notice to the Service Provider, by a vote of a majority of Independent Trustees, or by "a vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Trust or of the Shares of the Fund concerned.

      (b) TERMINATION BY THE SERVICE PROVIDER. The Service Provider may terminate this Servicing Agreement upon not more than 60 days' nor less than 30 days' notice to the Trust either generally or with respect to Shares of any Fund.

      (c) TERMINATION ON ASSIGNMENT. Notwithstanding anything herein to the contrary, this Servicing Agreement may not be assigned and shall terminate automatically without notice to either party upon any assignment.

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                                                                    Exhibit h(4)

SECTION 7. AMENDMENTS.

This Servicing Agreement may be amended or modified only by written instrument signed by both parties. Any such Amendment shall be approved by the Board of Trustees of the Trust and by the Independent Trustees in person at a meeting called for the purpose of voting on such approval.

SECTION 8. NOTICE.

Any notice under this Agreement shall be given in writing addressed and delivered or mailed postage prepaid to the other party to this Agreement at its principal place of business.

SECTION 9. GOVERNING LAW.

To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the state of Delaware.

SECTION 10. SEVERABILITY.

If any provision of this Servicing Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

SECTION 11. LIMITATION OF LIABILITY OF TRUSTEES AND OTHERS.

The Service Provider acknowledges that the trustees, officers, employees, agents or shareholders of the Trust shall not be liable for any obligations of the Trust or of the Funds this Servicing Agreement and agrees that, in asserting any rights or claims under this Servicing Agreement or the Plan, it shall look only to the assets and property of the Fund to which the Service Provider's rights or claims relate in settlement of such rights or claims, and not to the trustees, officers, employees, agents or shareholders of the Trust.

SECTION 12. RULES OF INTERPRETATION.

The following rules shall apply in the interpretation of this Servicing
Agreement:

      (a) The singular shall include the plural, and the plural shall include the singular.

      (b) A reference to any gender shall include each other gender.

      (c) A reference to any Section shall, unless otherwise specified, be to a Section of this Servicing Agreement.

      (d) A reference to any agreement, instrument, organizational document, law, regulation, program, policy, procedure, or other document shall include any amendments, modifications, restatements, or supplements thereof.

      (e) The words "include" and "including" shall not be limiting.

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                                                                    Exhibit h(4)

      IN WITNESS WHEREOF, the parties have executed and delivered this Servicing Agreement as of the day and year first set forth above.

                                        CRM MUTUAL FUND TRUST, on behalf of CRM
                                        Small Cap Value Fund, CRM Small/Mid Cap
                                        Value Fund, CRM Mid Cap Value Fund and
                                        CRM Large Cap Value Fund

                                        By: /s/ Ronald H. McGlynn
                                            ------------------------------------
                                            Name: Ronald H. McGlynn
                                            Title: Chief Executive Officer

                                        CRAMER ROSENTHAL MCGLYNN, LLC

                                        By: /s/ Carlos Leal
                                            ------------------------------------
                                            Name: Carlos Leal
                                            Title: Chief Financial Officer